Exhibit 99.1

Coldwater Creek Announces First Quarter 2009 Results

Sandpoint, Idaho, May 27, 2009 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month period ended May 2, 2009.

First Quarter Operating Results

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Net sales were $228.4 million, compared with $271.1 million in the fiscal 2008 first quarter. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores and day spa locations, were $170.7 million versus $186.9 million in the fiscal 2008 first quarter. Comparable store sales declined 18.6 percent in the first quarter versus the first quarter of fiscal 2008. Direct sales (phone and internet) were $57.7 million, compared with $84.2 million in the same period last year.

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Gross profit for the fiscal 2009 first quarter was $71.1 million, or 31.1 percent of net sales, compared with $92.8 million, or 34.2 percent of net sales, for the fiscal 2008 first quarter. The decline in gross profit was primarily due to the impact of lower sales on fixed occupancy expense.

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Selling, general and administrative expenses (“SG&A”) for the fiscal 2009 first quarter were $82.7 million, or 36.2 percent of net sales, compared with $107.8 million, or 39.8 percent of net sales, for the fiscal 2008 first quarter. The decrease in selling, general and administrative expenses of approximately $25 million was driven by the Company’s cost savings plan and included reduced payroll and marketing expenses, among other areas.

•	Net loss for the three-month period was $7.6 million, or $0.08 per share, compared with a net loss of $9.2 million, or $0.10 per share, for the three-month period ended May 3, 2008.

The Company ended the period with a strong balance sheet (as of May 2, 2009, as compared to May 3, 2008):

•	Cash totaled $74.9 million, compared with $74.5 million;
•	Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased by approximately 14 percent;
•	Total inventory increased 2.8% to $130.1 million despite adding 13% more retail square footage, compared with $126.6 million; and
•	Working capital was $88.7 million, compared to $92.8 million.

Daniel Griesemer, president and chief executive officer of Coldwater Creek said, “While our performance in the quarter resulted in a loss, we continued to make progress implementing our strategies and have seen meaningful improvement in our sales trends in April and May. Although it is still early in the quarter, we are encouraged that our hard work during the past year is beginning to gain traction.  As we look ahead, we remain cautious given the highly promotional environment. However, we begin the second quarter with a solid foundation and continue to advance our product initiatives focused on providing the appropriate balance of fashion, fit, and value to our customer. We are confident in our brand direction and believe the steps we are taking are positioning the Company for long-term sustained growth.”

Store Openings

The Company opened three new premium retail stores and two outlet stores during the three-month period ended May 2, 2009, bringing its store count at the end of the quarter to 351 premium locations.  The Company plans to open no more than 10 new stores in fiscal 2009.

Outlook

Although the Company currently expects to report a loss for the second quarter of fiscal 2009, it anticipates sequential improvement from first quarter results. The Company also noted that it remains committed to delivering at least $30 million in SG&A savings for fiscal 2009 over fiscal 2008 and ending the year with over $100 million in cash.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, May 27, 2009, at 4:30 p.m. (Eastern) to discuss fiscal 2009 first quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=59109. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Wednesday June 10, 2009. The replay can be accessed by dialing (877) 660-6853 and providing account number 3055 and pass code 323370. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our future operating plans and financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

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the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•	the possibility that our SG&A and cash projections will not be realized, due to changing business conditions, including our potential decision to invest opportunistically in our business;
•	our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;
•	our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;
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delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•	because we currently are carrying relatively low levels of inventory, we may not have sufficient merchandise to meet demand, which may result in lost sales and lower customer satisfaction;
•	the effect of volatile energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;
•	increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;
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unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•	the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

Contact:
Lyn Walther, Divisional Vice President, Investor Relations
Phone: 208-265-7005
Web site: www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended
	May 2,	May 3,
	2009	2008
Statements of Operations:
Net sales	$228,367	$271,105
Cost of sales	157,267	178,305
Gross profit	71,100	92,800
Selling, general and administrative expenses	82,712	107,806
Loss from operations	(11,612)	(15,006)
Interest, net, and other	(159)	553
Loss before income taxes	(11,771)	(14,453)
Income tax benefit	(4,209)	(5,213)
Net loss	$(7,562)	$(9,240)
Net loss per share - Basic	$(0.08)	$(0.10)
Weighted average shares outstanding - Basic	91,287	90,848
Net loss per share - Diluted	$(0.08)	$(0.10)
Weighted average shares outstanding - Diluted	91,287	90,848

Supplemental Data:

	Three Months Ended
	May 2,	May 3,
	2009	2008
Operating Statistics:

Catalogs mailed	18,885	29,472
Premium retail store count	351	315
Spa store count	9	9
Outlet store count	37	32
Premium retail store square footage	2,074	1,841

	Three Months Ended
	May 2,	May 3,
	2009	2008
Segment Net Sales:

Retail	$170,710	$186,871
Direct	57,657	84,234
Total	$228,367	$271,105

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	May 2,	January 31,	May 3,
	2009	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,874	$81,230	$74,505
Receivables	14,295	15,991	26,101
Inventories	130,141	135,376	126,604
Prepaid and other	19,193	11,086	18,082
Income taxes recoverable	18,166	14,895	18,189
Prepaid and deferred marketing costs	7,427	5,361	10,985
Deferred income taxes	10,109	9,792	8,073

Total current assets	274,205	273,731	282,539

Property and equipment, net	331,839	337,766	346,274
Deferred income taxes	14,461	14,147	8,001
Restricted cash	1,776	1,776	2,664
Other	1,510	1,207	662

Total assets	$623,791	$628,627	$640,140

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$106,075	$93,355	$103,282
Accrued liabilities	74,782	82,469	81,413
Current deferred marketing fees and revenue sharing	4,674	4,918	5,054

Total current liabilities	185,531	180,742	189,749

Deferred rents	134,817	137,216	125,057
Capital lease and other financing obligations	12,866	13,316	14,126
Supplemental Employee Retirement Plan	7,905	7,807	8,103
Deferred marketing fees and revenue sharing	5,005	5,823	6,323
Other	1,069	1,227	2,347

Total liabilities	347,193	346,131	345,705

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 91,344,682; 91,264,527; and 90,909,065 shares issued, respectively	913	913	909
Additional paid-in capital	117,510	115,921	111,746
Accumulated other comprehensive loss	(1,259)	(1,334)	(1,939)
Retained earnings	159,434	166,996	183,719

Total stockholders’ equity	276,598	282,496	294,435

Total liabilities and stockholders’ equity	$623,791	$628,627	$640,140

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	May 2,	May 3,
	2009	2008
OPERATING ACTIVITIES:
Net loss	$(7,562)	$(9,240)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,732	14,984
Stock compensation expense	1,380	1,203
Supplemental Employee Retirement Plan expense	323	323
Deferred income taxes	(679)	(369)
Excess tax benefit from exercises of stock options	—	(1)
Net loss on asset dispositions and impairments	46	182
Other	3	302
Net change in current assets and liabilities:
Receivables	1,696	2,419
Inventories	5,235	13,389
Prepaid and other and income taxes recoverable	(12,343)	(4,740)
Prepaid and deferred marketing costs	(2,066)	2,677
Accounts payable	11,755	21,735
Accrued liabilities	(7,932)	(7,050)
Change in deferred marketing fees and revenue sharing	(1,062)	(939)
Change in deferred rents	(2,193)	3,134
Other changes in non-current assets and liabilities	(124)	—
Net cash provided by operating activities	2,209	38,009

INVESTING ACTIVITIES:
Purchase of property and equipment	(7,735)	(26,275)
Net cash used in investing activities	(7,735)	(26,275)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options and ESPP purchases	204	514
Credit facility financing costs	(618)	—
Excess tax benefit from exercises of stock options	—	1
Payments on capital lease and other financing obligations	(416)	(223)
Net cash (used in) provided by financing activities	(830)	292

Net (decrease) increase in cash and cash equivalents	(6,356)	12,026
Cash and cash equivalents, beginning	81,230	62,479

Cash and cash equivalents, ending	$74,874	$74,505